Exhibit (a)(1)

XL CAPITAL LTD

OFFER TO EXCHANGE

OUTSTANDING ELIGIBLE RESTRICTED CLASS A ORDINARY SHARES AND OUTSTANDING
ELIGIBLE OPTIONS TO PURCHASE CLASS A ORDINARY SHARES

UNDER THE XL CAPITAL LTD AMENDED AND RESTATED 1991 PERFORMANCE INCENTIVE
PROGRAM AND THE XL CAPITAL LTD 1999 PERFORMANCE INCENTIVE PROGRAM

THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
JULY 7, 2006 AT 5:00 P.M., EASTERN DAYLIGHT TIME,
UNLESS THE OFFER IS EXTENDED

The Date of This Offer is June 6, 2006

XL Capital Ltd (“XL”) is offering eligible employees the opportunity to exchange all (but not less than all) of their outstanding eligible unvested restricted Class A Ordinary Shares and eligible options to purchase Class A Ordinary Shares for a long term incentive plan award (the “LTIP Award”) from Security Capital Assurance Ltd (“SCA”), as described in the materials that follow. XL is making this offer upon the terms and subject to the conditions set forth in this document and the accompanying Letter of Transmittal. XL will refer to eligible unvested restricted Class A Ordinary Shares as “eligible restricted stock” and, collectively with eligible stock options, as “eligible securities.” For purposes of this entire document, these materials will be referred to as the “offering materials.” “Eligible employees” means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares, other than the Chief Executive Officer of SCA.

If you wish to exchange your eligible securities, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn:  Mr Nicholas West, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, X.L. Global Services, Inc., at 1221 Avenue of the Americas, New York, New York 10020. Your Letter of Transmittal must be received by XL by 5:00 P.M., Eastern Daylight Time, on July 7, 2006 (or, if XL extends the offer period, a later date XL will specify), or it will not be given effect.

All questions about this offer or requests for assistance or for additional copies of any offering materials should be made by email to Nicholas.West@xlgroup.com. XL will attempt to respond to all questions through the Human Resources department or otherwise.

Important Notice

Although XL’s Board of Directors has authorized this offer, neither XL nor its Board of Directors makes any recommendation as to whether or not you should exchange your eligible securities for an LTIP Award. XL also has not authorized any person to make any recommendation on its behalf as to whether you should accept this offer. You must make your own decision whether to exchange your eligible securities. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 16 of Part II of this document, any official question and answer session organized by XL’s Human Resources department, or any other authorized communications from XL made generally available to eligible employees, as no other representations or information has been authorized by XL. You may also wish to consult with your own advisors before making any decisions regarding this offer.

TABLE OF CONTENTS
Page

I	SUMMARY OF TERMS	1
	How the Exchange Offer Works	1
	Duration of the Offer	7
	How to Elect to Exchange Your Eligible Securities	7
	U.S. Federal Income Tax Considerations	7
	How to Get More Information	8
II	THE OFFER	8
	1. General Terms; Purpose	8
	2. Source and Amount of Consideration; Terms of LTIP Awards	9
	3. Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange	10
	4. Withdrawal Rights	11
	5. Instructions for Submitting Documents in Connection with Offer	11
	6. Material U.S. Federal Income Tax Consequences	12
	7. Termination; Amendment; Extension of Offer	12
	8. Conditions for Completion of the Offer	12
	9. Price Range of Class A Ordinary Shares	13
	10. Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities.	14
	11. Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer	14
	12. Legal Matters; Regulatory Approvals	15
	13. Fees and Expenses	15
	14. Information Concerning XL Capital Ltd	15
	15. Corporate Plans, Proposals and Negotiations	15
	16. Additional Information	16
	17. Forward Looking Statements	17
	18. Miscellaneous	18

SCHEDULE A: Information Concerning Our Directors and Executive Officers

-i-

I
SUMMARY OF TERMS

Questions and Answers About the Offer

Part I of this document contains a summary that answers some of the questions that you may have about the offer. Nothing contained in this summary or any of the documents included with it should be interpreted by you as a recommendation by XL or its affiliates about whether or not to participate in the offer. References in the summary to section numbers are to section numbers in Part II of this document. In Part II, you will find more complete descriptions of the topics addressed in this summary.

This summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•	How the Exchange Offer Works

•	Duration of the Offer

•	How to Elect to Exchange Your Eligible Securities

•	U.S. Federal Income Tax Considerations

•	How to Get More Information

References in this summary to “XL,” “we,” “us” and “our” mean XL Capital Ltd, and references to “the date the offer expires” mean July 7, 2006, or, if we extend the offer period, a later date we will specify.

How the Exchange Offer Works

Q1. What is the offer?

Beginning at 12:01 A.M., Eastern Daylight Time, on June 6, 2006 and ending at 5:00 P.M., Eastern Daylight Time, on July 7, 2006, unless we extend the offer, an eligible employee (described in Question 2 below) may decide to exchange all of his or her eligible securities (described in Question 3 below) for an LTIP Award (described in Question 4 below). Participation in this offer is voluntary.

Q2. Who may participate in this offer?

Only “eligible employees” may participate in this offer. Eligible employees means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares. (For more information, see Section 1 of Part II.)

Q3. Which options and restricted stock may an eligible employee exchange in the offer?

Only “eligible options” and “eligible restricted stock” may be exchanged under this program. “Eligible options” are the options, whether or not currently vested, to purchase shares of our Class A Ordinary Shares which were granted under XL’s Amended and Restated 1991 Performance Incentive Program or XL’s 1999 Performance Incentive Program(together, the “XL Plans”) and which are held by eligible employees. “Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. (For more information, see Section 1 of Part II.)

Q4. What is an LTIP Award?

An “LTIP Award” is the right to receive a cash payment from SCA (a “target amount,” which will be adjusted higher or lower based on the performance of SCA) based on the terms and conditions of the SCA long term incentive plan (the “SCA Plan”). Such payment is expected to be made no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends.

In the event of a Change in Control (as defined in the SCA Plan), the vesting condition will lapse and a cash payment equal to the target amount of your LTIP Award, less applicable tax withholding, will be payable in full at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

XL will have no obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award

Q5. How much will my LTIP Award entitle me to?

The target amount of the LTIP Award that you would receive from SCA if you participate in this offer is set forth in the Letter of Transmittal. The actual amount to be paid by SCA will be adjusted higher or lower based on the performance of SCA during the period commencing on January 1, 2006 through December 31, 2008. Such adjustment, positively or negatively, shall be based upon performance metrics for SCA that are expected to be determined by the SCA Board in its discretion, which may include measures of Operating Income and Growth in Adjusted Book Value, and are expected to fall in a range of 75% to 150% of your target amount, as shown below. The amount payable to you will be reduced by applicable tax withholding.

		Target Amount percentage to be paid*
Operating Income	Above Target	112.5%	125%	150%
	Target	87.5%	100%	125%
	Below Target	75%	87.5%	112.5%
		Below Target	Target	Above Target
		Growth in Adjusted Book Value
            * — assuming applicable vesting conditions are met, and
            subject to proration at Target as described in Question 4.

Q6. How was the target amount of my LTIP Award determined?

In determining the target amount of your LTIP Award, XL first valued your eligible options using the “Black-Scholes” method of valuing stock options, (described in Section 2 of Part II). One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the share price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, XL used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through May 31, 2006) multiplied by 0.55, which represents a prorated expected life based on XL’s current estimate of the expected life of a ten year option being five and one-half years. XL next added the value of your eligible restricted stock, calculated at the closing share price of XL’s Class A Ordinary Shares on May 31, 2006, or $63.28 per share, to the value of any eligible options you hold. The total of those two amounts is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000.

Option valuation is inherently speculative and imprecise. XL’s determination as to the target amount of your LTIP Award is final. (For a more detailed explanation of “Black-Scholes” and other additional information on the determination by us of your LTIP Award, see Section 2 of Part II.)

Q7. When will I receive my LTIP Award?

Your LTIP Award will be granted to you, effective as of 5:00 P.M., Eastern Daylight Time, on the expiration date (assuming that the offer is consummated in accordance with its terms), in exchange for your properly eligible securities. SCA will send you a letter evidencing the LTIP Award promptly after consummation of the offer. Thereafter, you will be entitled to a single lump sum cash payment on the payout date in the amount of your LTIP Award (the target amount, as adjusted upwards or downwards as described in Question 5 above), so long as you have been continuously employed by SCA through December 31, 2008, and that amount will be reduced by applicable tax withholding. It is expected that the payout date shall be no later than March 15, 2009. Additionally, in the event of a Change in Control (as defined in the SCA Plan), the cash payment associated with your LTIP Award will become payable, less applicable tax withholding, in full at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), your LTIP Award will become payable, less applicable tax withholding, and will be appropriately prorated as described in Question 4 above.

Q8. Is it possible that I will forfeit any portion of my LTIP Award after receiving it?

Yes. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as defined in the applicable LTIP Award agreement), prior to the time your award vests, you will forfeit your entire LTIP Award effective immediately upon the date your employment with SCA ends.

Q9. Why is XL conducting the offer?

The principal reason XL originally granted the eligible securities was to provide an incentive to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. Because eligible employees will no longer be employed by a wholly-owned subsidiary of XL, but will be employed by SCA or its subsidiaries that will also be a public company, a determination has been made to allow them to exchange eligible securities for a cash-based performance incentive linked more directly to the performance of the business in which they will be employed.

In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11, below.) Accordingly, XL is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

Whether to participate in the offer is your decision, and you are free to reject the offer if you so choose.

Q10. Is it likely that an offer similar to this one will be made in the future?

XL is making this offer as a result of the contemplated upcoming initial public offering of SCA’s common shares. Accordingly, while XL evaluates compensation programs periodically, it has no current intention to make any similar offer to you in the future.

Q11. Why should I consider participating in the offer?

Currently, if you hold eligible options, you hold options that represent your right to purchase XL’s Class A Ordinary Shares at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options was the market price on the date the option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than, the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the share at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), one would not exercise the stock option.

If, in the future, for any reason XL’s ownership in SCA is reduced below 20%, then, pursuant to the XL Plans, (i) all eligible securities that are then unvested held by eligible employees would be forfeited, and (ii) the exercise period for vested eligible options would be reduced to ninety days.

If you exchange your eligible securities for an LTIP Award, your eligible securities will be exchanged for the right to receive a cash payment (equal to the target amount, as adjusted higher or lower based on the performance of SCA) from SCA based on the terms and conditions of the SCA Plan. Such payment is expected to be made no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends.

This LTIP Award may or may not be more valuable to you than your eligible securities in the future, depending on a number of factors. The future value of eligible securities will vary according to the performance of our Class A Ordinary Shares, the timing of the performance of our Class A Ordinary Shares and your continued employment with an at least 20% owned subsidiary of XL through relevant vesting dates for eligible options and eligible restricted stock. The future value of the LTIP Award will also vary according to the performance metrics that will be determined by the SCA Board in its discretion, but will have a minimum value of 75% of the target amount, so long as your employment with SCA or its subsidiaries continues through the vesting date of December 31, 2008.

To illustrate potential relative values of eligible securities and an LTIP Award, consider the following hypothetical scenarios, which illustrate values for a person holding an option to purchase 1,000 of XL’s Class A Ordinary Shares with an exercise price of $70.00 per share and 1,000 shares of eligible restricted stock:

	Example Future Per Share Stock Price*	XL Option for 1,000 Shares (at an assumed exercise price of $70.00)		1,000 Shares of Eligible XL Restricted Stock		Total Value of Eligible Securities (XL Options + Eligible Restricted Stock)
		May 31 Value	Future Value*	May 31 Value	Future Value*	May 31 Value	Future Value*
Scenario A	$55.00	$0	$0	$63,280	$55,000	$63,280	$55,000
Scenario B	$65.00	$0	$0	$63,280	$65,000	$63,280	$65,000
Scenario C	$75.00	$0	$5,000	$63,280	$75,000	$63,280	$80,000
Scenario D	$85.00	$0	$15,000	$63,280	$85,000	$63,280	$100,000
Scenario E	$95.00	$0	$25,000	$63,280	$95,000	$63,280	$120,000
* — Please note that these examples are to aid in comparison of potential values. They are not in any way meant to serve as predictions about the future performance of XL’s Class A Ordinary Shares.

A person holding an option to purchase 1,000 Class A Ordinary Shares with an exercise price of $70.00 per share and 1,000 eligible restricted shares would be able to exchange those eligible securities for an LTIP Award which will ultimately vary according to the performance metrics that will be determined by the SCA Board in its discretion, but which will have the following minimum, target amount and maximum values:

EXAMPLE LTIP AWARD (for the above-described scenarios)*
Minimum (75% of Target)	Target Amount	Maximum (150% of Target)
$55,338	$73,784	$110,677

              * —   The target amount of your specific LTIP Award is set forth in the Letter of Transmittal. The hypothetical value above was calculated a Black-Scholes factor of 16.6%, which reflects an average remaining term of 2.2 years.

•
Scenario A — If the price of our Class A Ordinary Shares were to drop to $55.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be less valuable than the minimum amount of the LTIP Award.

•
Scenario B — If the price of our Class A Ordinary Shares were to rise to $65.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum amount of the LTIP Award, but less valuable than the target and maximum amounts of the LTIP Award.

•
Scenario C — If the price of our Class A Ordinary Shares were to rise to $75.00 per share, the option would now be $5.00 “in the money” (that is, the exercise price would be that much less than the price of XL’s Class A Ordinary Shares). Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

•
Scenario D— If the price of our Class A Ordinary Shares were to rise to $85.00 per share, the option would now be $15.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

•
Scenario E — If the price of our Class A Ordinary Shares were to rise to $95.00 per share, the option would now be $25.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the maximum amount of the LTIP Award.

The preceding scenarios, however, do not take into account any timing component. In this regard, note that your stock options provide that 25% of each option grant vests on each of the first four anniversary dates of the grant (and they may be vested in whole or in part at the time of the offer) but that your LTIP Award vests in its entirety on December 31, 2008 and will be paid to you only if you continue employment with SCA or its subsidiaries through that date. This means that you will be exchanging some stock options that are already vested for an unvested LTIP Award.

The vesting component of the LTIP Award is relevant because, while the minimum value of your LTIP Award is fixed at 75% of your target amount, it is contingent on future service. In contrast, while the value of your options is uncertain (as they are dependent on a variable stock price), it does not completely depend on your future service (as a portion of your options are already vested and currently exercisable). In addition, many of the unvested eligible securities would vest during the period prior to the LTIP Award vesting date of December 31, 2008. If your employment with SCA or another subsidiary of XL terminated prior to that date for any reason other than your death, Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), you could have possibly realized from your then-vested options and then-vested restricted stock (assuming the options are then “in the money” and that shares of restricted stock have vested), but you would fail to realize even the minimum amount of the LTIP Award because you were not still employed on the vesting date.

The actual impact of changes in the price of XL’s Class A Ordinary Shares on your eligible securities will depend, among other things, on the number of stock options versus restricted shares you hold, the related option exercise price or prices and the term or terms of the options you hold.

In addition to the considerations above, please note that the XL Plans provide that, if XL’s economic ownership or voting control of a subsidiary drops below 20%, the unvested options and unvested restricted stock of the employees of that subsidiary would automatically be cancelled and vested options will remain exercisable for no more than 90 days. While XL does not currently intend to divest itself of ownership of such a portion of its financial guaranty business (to be comprised of SCA and its subsidiaries), it could choose to do so at any time in the future.

In evaluating this offer, you should keep in mind that the future performance of our Class A Ordinary Shares will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, and the performance of our own business. We recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the information under the heading “Risk Factors” of our most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.xlcapital.com, as well as the other information referred to in Section 16 below, some of which may be filed with the Securities and Exchange Commission (the “SEC”) after the date hereof and prior to consummation of the offer.

Q12. If I elect to exchange my eligible securities pursuant to this offer, do I have to exchange all of my eligible securities or can I just exchange some of them?

If you choose to exchange eligible securities, you must exchange all of your eligible securities for an LTIP Award.

Q13. Can I participate in this offer if my eligible options are not currently vested? May I exchange vested stock?

Vested and unvested eligible options are treated identically in the offer, so you can tender unvested eligible options in this offer. As addressed more fully in Question 11, you should carefully consider the prospect of giving up any wholly or partially vested options for an unvested LTIP Award.

Vested stock may not be tendered in response to this offer — “eligible restricted stock” only includes unvested restricted stock.

Q14. If I choose to participate, what will happen to my eligible securities that will be exchanged?

Effective as of 5:00 P.M., Eastern Daylight Time, on the date the offer expires (assuming that the offer is consummated), we will cancel all of your eligible securities that are accepted by XL for exchange. You will no longer have any rights or obligations with respect to those eligible securities. (For more information, see Section 11 of Part II.)

Q15. Are there conditions to the offer?

The consummation of the offer is subject to a number of conditions. The conditions, which are described in Section 8 of Part II of this document, include consummation of the initial public offering of common shares of SCA.

Duration of the Offer

Q16. How long will this offer remain open?

This offer begins at 12:01 A.M., Eastern Daylight Time, on June 6, 2006 and is scheduled to remain open until 5:00 P.M., Eastern Daylight Time, on July 7, 2006 (or, if we extend the offer period, a later date we will specify). We have no plans to extend the offer beyond July 7, 2006. However, if we do extend the offer, we will announce the extension no later than 9:00 A.M., Eastern Daylight Time, on July 9, 2006 or, for subsequent extensions, 9:00 A.M. Eastern time on the business day after the date on which the offer was previously scheduled to expire.

Q17. If the offer is extended, how does the extension affect the date on which I receive my LTIP Award?

If we extend the offer and you participate in it, you will receive your LTIP Award and your eligible securities will be cancelled, effective as of 5:00 P.M., Eastern Daylight Time, on the date the offer expires. Such an extension would not affect the payout date of any LTIP Award payment you are entitled to.

How to Elect to Exchange Your Eligible Securities

Q18. What do I need to do to participate in the offer?

To participate, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr. Nicholas West, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, XL Global Services, Inc., located at 1221 Avenue of the Americas, New York, New York 10020. We must receive your Letter of Transmittal by 5:00 P.M., Eastern Daylight Time, on July 7, 2006 (or, if we extend the offer period, a later date we will specify), or it will not be given effect. (For more information, see Sections 3 and 5 of Part II.)

Q19. What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

You will not participate in the exchange, and all eligible securities you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section 3 of Part II.)

Q20. What if I don’t want to accept this offer?

You don’t have to. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. If you do not elect to participate, your outstanding eligible securities will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to contact XL and should not submit a Letter of Transmittal.

Q21. Can I change my election?

Yes. You may withdraw your election with respect to eligible securities by delivering to XL (at the address delineated in Question 18) an Election Withdrawal Notice at any time before the expiration of the offer. Once you have withdrawn your election to exchange eligible securities, you may re-elect to tender eligible securities only by again following the election procedure described in Question 18. (For more information, see Sections 4 and 5 of Part II.)

U.S. Federal Income Tax Considerations

It is recommended that you consult with your tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.  The considerations below discuss only U.S. federal income tax considerations; if you are subject to taxation in other jurisdictions, it is recommended that you consult with your tax advisor.

Q22. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

No. You will incur no immediate U.S. federal income tax consequences upon the exchange.

Q23. What are the U.S. federal income and withholding tax consequences of the vesting and payment of the LTIP Award?

Under the LTIP Award you will recognize ordinary income in the year in which cash is paid to you under your LTIP Award. The ordinary income resulting from the payment of your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made to you. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income, and SCA will withhold this tax from your award payment. (For more information, see Section 6 of Part II.)

Q24. Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state, local or non-US tax imposed with respect to your LTIP Award.

How to Get More Information

Q25. What should I do if I have additional questions about this offer?

If you have any other questions about this offer, you may email them to Nicholas.West@xlgroup.com. XL will attempt to respond to all questions either at the question and answer sessions organized by the Human Resources department or otherwise.

II
THE OFFER

1.  General Terms; Purpose

General Terms Used in Offer. For purposes of this document and other materials that relate to this offer, the following terms have the following meanings.

“XL,” “we,” “us” and “our” refer to XL Capital Ltd

“Eligible employees” means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares, other than the Chief Executive Officer of SCA.

“Eligible options” are all options, whether or not vested, which were granted under the XL Plans and which are held by eligible employees. As of June 2, 2006, there were 614,318 eligible options outstanding under the XL Plans.

“Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. As of June 2, 2006, there were 126,454 shares of eligible restricted stock outstanding under the XL Plans.

“LTIP Award” is defined in Section 2.

“SCA” means Security Capital Assurance Ltd, a new Bermuda holding company.

“SCA Plan” means the Long Term Incentive and Share Award Plan of SCA under which the LTIP Awards will be issued. A copy of the SCA Plan is included as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC on June 6, 2006, of which this document is a part.

“Target amount” is defined in Question 4 of Section I.

“The date the offer expires” means July 7, 2006, or, if we extend the offer period, a later date we will specify.

“XL Plans” means XL’s Amended and Restated 1991 Performance Incentive Program and XL’s 1999 Performance Incentive Program.

Purpose of Offer. The principal reason XL originally granted the eligible securities was to provide incentives to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. XL intends to provide its financial guaranty companies with greater ratings independence from XL’s property and casualty operations. To accomplish this, there will be an initial public offering of common shares of SCA. After completion of the initial public offering, SCA will be a public company. Since eligible employees will then be employees of SCA or its subsidiaries, XL has determined that it would be appropriate to offer eligible employees the opportunity to have performance incentives linked more directly to the performance of the business in which they will be employed.

In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11 of the summary provided in Part I of this document.) Accordingly, XL is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

2.  Source and Amount of Consideration; Terms of LTIP Awards

Consideration. Any eligible employee whose eligible securities are accepted for exchange will receive an LTIP Award. The “LTIP Award” represents the right to receive a cash payment no later than March 15, 2009, on the terms contemplated by this offer. XL will have no obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award.

In determining the target amount of your LTIP Award, XL first valued your eligible options using the most established and commonly used method of valuing stock options, called “Black-Scholes.” One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the stock price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, XL used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through May 31, 2006) multiplied by 0.55, which represents a prorated expected life based on XL’s current estimate of the expected life of a ten year option being five and one-half years. XL next added the value of your eligible restricted stock, calculated at the closing stock price of our Class A Ordinary Shares on May 31, 2006, or $63.28 per share, to the value of any eligible options you hold. The total is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000.

“Black-Scholes” uses the following factors in valuing options: (i) stock price, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the volatility of the relevant stock price, (v) the expected dividend yield of the stock, and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, XL has used the following measures:

(1)	Share price: the closing price of our Class A Ordinary Shares on May 31, 2006, or $63.28

(2)	Exercise price: the actual exercise price of the option being valued

(3)	Risk-free interest rate: 5.0%

(4)	Volatility: 25%

(5)	Dividend yield: 2.1%

(6)
Expected life of option: The remaining term of the option on May 31, 2006 multiplied by 0.55. This is a prorated expected life that is based on XL’s current estimate of the expected life of a ten year option being five and one-half years.

Because option valuation is inherently speculative and imprecise, XL’s determination as to the target amount of your LTIP Award is final.

In addition to the above, if you hold eligible restricted stock, XL valued such stock at the closing stock price of our Class A Ordinary Shares on May 31, 2006, or $63.28, which was then added to the value of any eligible options you hold to arrive at the target amount of your LTIP Award. The target amount of your specific LTIP Award is set forth in the Letter of Transmittal. Examples that illustrate how potential movements in the price of XL’s Class A Ordinary Shares and other considerations may affect your decision to participate in this offer are contained in Question 11 of the summary provided in Part I of this document. The granting of LTIP Awards under this offer will not create any contractual or other right to receive any future grants of awards, options or other benefits or to continued employment with XL or with SCA.

Terms of LTIP Awards; Vesting; Forfeiture. Your LTIP Award is subject to the condition that you remain continuously employed by SCA or its subsidiaries through December 31, 2008, at which time the award shall vest. Only after such vesting condition is met will payment of the cash amount underlying your LTIP Award be made to you, with such payout date expected to be no later than March 15, 2009. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends. You should carefully consider the prospect of giving up any wholly or partially vested options and unvested restricted stock for an unvested LTIP Award.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the SCA Plan), the vesting condition will lapse and a cash payment equal to the target amount of your LTIP Award will be payable in full, less applicable tax withholding, at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

3.  Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange

Making an Election to Exchange. To elect to exchange your eligible securities pursuant to this offer, you must properly complete, duly execute and deliver to us the Letter of Transmittal in accordance with this Section and Section 5. Unless we request it, you do not need to return your stock option agreement(s) or restricted stock agreement(s) evidencing your eligible securities to accept the offer as they will be automatically cancelled as of the date the offer expires if we accept your eligible securities for exchange. If we do not actually receive your properly completed Letter of Transmittal by the expiration of the offer, you will not participate in the exchange, all eligible options you currently hold will remain unchanged at their original exercise price and terms and all of your unvested restricted stock will remain subject to the current vesting schedule.

Making an Election Not to Exchange. If you do not want to participate in the offer, you need not do anything. The effect of your inaction will be that your current eligible securities will continue under the terms and conditions under which they were granted, including the current exercise prices for eligible options.

Acceptance for Exchange. For purposes of this offer, we will be deemed to have accepted eligible securities that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible securities of our acceptance of such options and restricted stock promptly following the expiration of the offer. Subject to our rights to terminate the offer described in Section 7, we currently expect that we will accept promptly after the expiration of the offer all eligible securities properly elected to be exchanged, and not validly withdrawn.

4.  Withdrawal Rights

You may withdraw your election at any time prior to expiration of this offer. You may withdraw your election to exchange eligible securities only if you comply with the provisions of this Section 4.

To validly withdraw your election, you must deliver to us a completed and signed Election Withdrawal Notice (enclosed with these offering materials), in accordance with the terms set forth in this Section and Section 5, at any time prior to the expiration of the offer.

An eligible securities holder who elects to exchange his or her eligible securities (which are subsequently to be withdrawn) must sign the Election Withdrawal Notice exactly as such holder’s name appears on the Letter of Transmittal. You may not rescind any Election Withdrawal Notice properly submitted to XL, and any eligible securities you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer. However, prior to the expiration of the offer, you may submit another Letter of Transmittal to re-elect to exchange all of your eligible securities by following the procedures described in Sections 3 and 5, in which case your Election Withdrawal Notice will be deemed void.

5.  Instructions for Submitting Documents in Connection with Offer

Unless specifically provided otherwise in an official XL communication, all documents required to be submitted to XL in connection with this offer must be delivered to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr. Nicholas West, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, XL Global Services, Inc., located at 1221 Avenue of the Americas, New York, New York 10020. Any of such documents must be received by XL by 5:00 P.M., Eastern Daylight Time, on July 7, 2006 unless we, in our discretion, extend the offer.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the electing eligible securities holder. You should allow sufficient time to ensure timely delivery. Delivery will be deemed made when actually received by us.

We reserve the right to —

•	make all determinations regarding the validity, form, eligibility, including time of receipt, and acceptance of any election to exchange eligible securities or withdrawal notice;

•
reject any or all eligible securities tendered or elections to exchange such options and restricted stock to the extent that we determine that they were not properly effected or that it is unlawful to accept the eligible securities for exchange;

•	waive any defect or irregularity in any election with respect to any particular eligible securities or any particular eligible securities holder.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any required document submitted to XL, nor will anyone incur any liability for failure to give any such notice. Our determinations in respect of these matters will be final and binding on all parties.

Your election to exchange eligible securities through the procedure described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your eligible securities will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

6.  Material U.S. Federal Income Tax Consequences

There will be no U.S. federal income tax consequences to you at the time of the cancellation of your eligible securities and your receipt of an LTIP Award. When cash is paid to you under an LTIP Award, you will recognize ordinary income. The U.S. ordinary income resulting from the payment under your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income. SCA will withhold a portion of your LTIP Award payment to satisfy your withholding tax obligation. The discussion set forth in this paragraph is for general information only and does not constitute tax advice. It does not address the consequences to you under state, local or non-US tax laws. It is recommended that you consult your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

7.  Termination; Amendment; Extension of Offer

We expressly reserve the right, in our reasonable judgment, prior to the expiration of the offer, to terminate the offer upon the occurrence of any of the conditions specified in Section 8. Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the amounts of the LTIP Awards offered to eligible employees in the program.

We also expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible securities. Any such extension will be announced no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the offer. If we decrease or increase the amounts of the LTIP Awards offered to eligible employees or decrease or increase the number of eligible securities being sought in the offer, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period.

In the event of any termination, amendment or extension of this offer, we will provide oral, written or electronic notice to all eligible employees holding eligible securities.

8.  Conditions for Completion of the Offer

Notwithstanding any other provision of the offer, we will not be required to accept any eligible securities that you tender for exchange, and we may terminate or amend the offer, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if we determine that, at any time on or after the commencement of the offer and prior to the expiration of the offer, any of the following events has occurred:

•	The initial public offering of the common shares of SCA has not occurred;

•	Any action, proceeding or litigation has been threatened or commenced that seeks to enjoin, make illegal or delay completion of the offer or otherwise relates, in any manner, to the offer;

•
Any order, stay or judgment is issued by any court or governmental, regulatory or administrative agency, or any statute, rule or regulation is proposed, promulgated, enacted or deemed to be applicable to the offer, any of which might, in our reasonable judgment, restrict or prohibit completion of the offer or materially impair the contemplated benefits of the offer to us; or

•	There has occurred:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b)	any material increase or decrease in the market price of the shares of our Class A Ordinary Shares; or

(c)	any increase or decrease in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% from the date of commencement of the offer; or

•	Any change occurs in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of XL that, in our reasonable judgment, is or may be material to XL.

The conditions to the offer are for our benefit only. We may assert one or more of them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. We may waive one or more of them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final, conclusive and binding upon all eligible employees.

9.  Price Range of Class A Ordinary Shares

The eligible options to be exchanged pursuant to this offer are not publicly traded. However, upon exercise of an eligible option that we granted under the XL Plans, you would become an owner of our Class A Ordinary Shares, which are currently traded on the New York Stock Exchange.

For purposes of determining whether to exchange your eligible securities pursuant to this offer, you may want to obtain (and we recommend that you obtain) market quotations for our Class A Ordinary Shares prior to deciding whether to participate in this offer. Our Class A Ordinary Shares currently trade under the symbol “XL.”

For your convenience, the following table sets forth the high, low and closing sales prices per share of the XL’s Class A Ordinary Shares per fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low	Close
2006:
1st Quarter	$71.97	$63.80	$64.11
2nd Quarter (through June 2, 2006)	67.30	62.08	63.63

2005:
1st Quarter	$79.80	$70.89	$72.37
2nd Quarter	76.05	67.40	74.42
3rd Quarter	74.99	64.95	68.03
4th Quarter	74.44	60.03	67.38

2004:
1st Quarter	$81.54	$72.44	$76.04
2nd Quarter	79.55	73.92	75.46
3rd Quarter	75.99	68.87	73.99
4th Quarter	79.56	67.62	77.65

The last reported sale price of our Class A Ordinary Shares as reported by the New York Stock Exchange on June 2, 2006 was $63.63 per share.

10.  Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities.

A list of our directors and executive officers is attached to this offer as Schedule A, and is hereby incorporated by reference. As of June 5, 2006, our directors and executive officers (21 persons) as a group beneficially owned an aggregate of 1,389,181 shares of our Class A Ordinary Shares, none of which are eligible securities. Except as set forth below, neither we nor, to the best of our knowledge, any of our directors or executive officers has effected any transactions relating to our Class A Ordinary Shares or options for Class A Ordinary Shares during the sixty (60) days prior to June 6, 2006:

•
XL Capital has agreed with Paul S. Giordano that, in connection with the contemplated upcoming initial public offering of SCA’s common shares, he will surrender all unvested options, restricted stock and LTIP awards granted to him under the XL Plans, none of which are eligible securities. In return, he will receive a mixture of options, restricted shares and LTIP awards from SCA.

•
Mr. Giordano, who is not an eligible employee in this offer, exercised options to acquire 85,000 of our Class A Ordinary Shares with exercise prices per share ranging from $38.125 to $66.2535 (none of the resulting shares are eligible securities);

•
we granted 2,500 options and 1,000 restricted stock units under our XL Plans with respect our Class A Ordinary Shares to each of the non-employee members of our Board of Directors, none of whom are eligible to participate in this offer and none of which securities constitute eligible securities;

•	executive officers purchased 10,190.22 shares of our Class A Ordinary Shares on the open market, none of which would qualify as eligible securities in this offer.

Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the XL Plans and stock option grants and restricted stock unit awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60−day period ended June 6, 2006 by XL or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of XL.

For information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 1, 2006 and any agreement, arrangement or understanding between XL and any other person with respect to XL’s Class A Ordinary Shares, you may review our definitive proxy statement for our 2006 annual meeting of shareholders, filed with the SEC on March 23, 2006. A copy of our proxy statement can be found on the SEC’s web site at http://www.sec.gov and on our web site at http://www.xlcapital.com.

11.  Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer

Your eligible securities that we acquire through the offer will be cancelled by XL, and your LTIP Award will be granted, effective as of the date and time that the offer expires. An award agreement evidencing your LTIP Award will be sent to you shortly thereafter. The shares of Class A Ordinary Shares that could have otherwise been purchased under the cancelled eligible options and the forfeited restricted shares will be returned to the pool of shares available under the XL Plans for grants of new awards without further shareholder action, except as required by applicable law or New York Stock Exchange rules or any other securities quotation system or any stock exchange on which our Class A Ordinary Shares is then quoted or listed.

A compensation expense equal to approximately 40% of the total target amount of the LTIP Awards awarded, net of amounts associated with forfeitures, will be recognized by XL on a straight-line basis during the period commencing on the date the offer expires and ending on December 31, 2008. If all eligible securities are tendered and accepted, the amount of that expense would be less than $5.2 million.

12.  Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of the LTIP Awards as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action, although we cannot guarantee success in doing so. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible securities for exchange pending the outcome of any such matter.

13.  Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible securities pursuant to this offer.

14.  Information Concerning XL Capital Ltd

XL, together with its subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

You can also obtain additional information about XL in the reports and other documents that we have filed with the SEC and are incorporating by reference into this document (access to which is described in Section 16 of this Part II, below).

15.  Corporate Plans, Proposals and Negotiations

Recent Development: Intended Initial Public Offering of SCA.

As further described in XL’s Form 8-K filed with the SEC on April 11, 2006, XL announced on April 7, 2006, that SCA — a newly-created holding company for XL’s financial guaranty insurance and reinsurance businesses conducted through XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd. (“XLFA”) — had filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of a portion of SCA’s common shares.

Through its operating units of XLCA and XLFA, SCA will provide credit enhancement products to public finance and structured finance markets throughout the U.S. and internationally.

Under the registration statement, a portion of SCA’s shares will be issued and sold by SCA and a portion will be sold by SCA’s direct parent (and subsidiary of XL), XL Insurance (Bermuda) Ltd, as selling shareholder. After the consummation of the offering, XL will beneficially own approximately 65% of SCA’s outstanding common shares (which will be reduced if the underwriters’ option to purchase additional common shares is exercised).

SCA expects to use the proceeds it receives from the offering primarily for capital contributions to its financial guaranty subsidiaries to support future business growth. SCA has applied to have its shares listed on the New York Stock Exchange under the ticker symbol “SCA”.

Other and General Plans, Proposals and Negotiations.

XL continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common shares in either open market or privately negotiated transactions or may engage in issuances of shares of XL’s common shares or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of directors positions with XL or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing, and except as otherwise disclosed in this document, in XL’s filings with the SEC or in connection with the contemplated upcoming initial public offering of SCA’s common shares, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving XL or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present board of directors or management, or change in any material term of the employment contract of any executive officer, provided that the board is periodically evaluating potential director candidates with the possibility of expanding the size of the board;

•	any other material change in our corporate structure or business;

•	our common shares not being authorized for listing on the New York Stock Exchange;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of XL or the disposition of any of our securities; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of XL.

16.  Additional Information

With respect to the offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on June 6, 2006, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You may want to review the Schedule TO, including the exhibits, before making a decision on whether to tender your eligible securities.

We also recommend that, in addition to this document, the Letter of Transmittal and any authorized communications from us, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document (access to which is described below), before making a decision on whether to elect to exchange your eligible securities:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 5, 2006;

•	our current reports on Form 8-K:

•	for May 26, 2006, filed with the SEC on May 30, 2006,
•	for May 15, 2006, filed with the SEC on May 19, 2006,
•	for May 5, 2006, filed with the SEC on May 11, 2006,
•	for April 28, 2006, filed with the SEC on May 4, 2006,
•	for April 7, 2006, filed with the SEC on April 11, 2006,
•	for March 14, 2006, filed with the SEC on March 17, 2006;

•	the definitive proxy statement for our 2006 annual general meeting of shareholders, filed with the SEC on March 23, 2006; and

•
the description of our Class A Ordinary Shares included under the heading “Description of XL Capital Ordinary Shares” in our registration statement on Form S-3, which was filed with the SEC on December 1, 2005, including any amendments or reports filed for the purpose of updating that description.

Any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this offer and the expiration of the offer are also incorporated by reference. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We expect that after the date hereof and prior to consummation of the offer, SEC filings will be made and those documents will also be incorporated herein by reference.

The public can read and copy any materials XL files with the U.S. Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public can obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including XL, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

XL’s Internet website address is http://www.xlcapital.com. The information contained on XL’s website is not incorporated by reference into this offer to exchange or any other of XL’s documents filed with or furnished to the SEC.

XL makes available free of charge, including through XL’s Internet website, XL’s annual report on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

XL adopted Corporate Governance Guidelines, as well as written charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee and the Public Affairs Committee of the Board of Directors, as well as a Code of Ethics for Senior Financial Officers, a Code of Business Conduct & Ethics for employees and a related Compliance Program. Each of these documents is posted on XL’s website at http://www.xlcapital.com, and each is available in print to any shareholder who requests it by writing to us at Investor Relations Department, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton, Bermuda HM11.

XL intends to post on its website at http://www.xlcapital.com any amendment to, or waiver from, a provision of its Code of Business Conduct & Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller and that relates to any element of the code of ethics definition pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

17.  Forward Looking Statements

We have included in this document, and the documents that we incorporate by reference, certain “forward looking statements” as that term is defined in The Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “will”, “may”, and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. XL believes that these factors include, but are not limited to, the following: (i) the adequacy of rates and terms and conditions may not be as sustainable as XL is currently projecting; (ii) changes to the size of XL’s claims relating to Hurricanes Katrina, Rita and Wilma and other natural catastrophes; (iii) XL’s ability to realize the expected benefits of the collateralized quota share reinsurance treaty that it entered into in the fourth quarter of 2005 with respect to specified portions of its property catastrophe and retrocessional lines of business; (iv) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from WSIC in connection with XL’s acquisition of the Winterthur Business; (v) the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers may change; (vi) the size of XL’s claims relating to the hurricane and tsunami losses described herein may change; (vii) the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by XL; (viii) ineffectiveness or obsolescence of XL’s business strategy due to changes in current or future market conditions; (ix) increased competition on the basis of pricing, capacity, coverage terms or other factors; (x) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (viii) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments and XL’s access to such markets; (ix) the potential impact on XL from government-mandated insurance coverage for acts of terrorism; (x) the potential impact of variable interest entities or other off-balance sheet arrangements on XL; (xi) developments in bankruptcy proceedings or other developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that XL may have as a counterparty; (xii) availability of borrowings and letters of credit under XL’s credit facilities; (xiii) changes in regulation or tax laws applicable to XL or its subsidiaries, brokers or customers; (xiv) acceptance of XL’s products and services, including new products and services; (xv) changes in the availability, cost or quality of reinsurance; (xvi) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (xvii) loss of key personnel; (xviii) the effects of mergers, acquisitions and divestitures; (xix) changes in ratings, rating agency policies or practices; (xx) changes in accounting policies or practices or the application thereof; (xxi) legislative or regulatory developments; (xxii) changes in general economic conditions, including inflation, foreign currency exchange rates and other factors; (xxiii) the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and (xxiv) the other factors set forth in XL’s other documents on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

18.  Miscellaneous

This transaction has not been approved or disapproved by the SEC. Nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

       XL CAPITAL LTD

June 6, 2006

SCHEDULE A

INFORMATION CONCERNING OUR

DIRECTORS AND EXECUTIVE OFFICERS1

Executive Officers and Directors of the Company

The table below sets forth the names, ages and titles of the persons who were the executive officers and directors of the Company as of June 5, 2006:

Name	Age	Position
Brian M. O’Hara	58	President, Chief Executive Officer and Director
Fiona E. Luck	48	Executive Vice President, Global Head of Corporate Services and Assistant Secretary
Jerry M. de St. Paer	64	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Charles F. Barr	56	Executive Vice President and General Counsel
Christopher V. Greetham	61	Executive Vice President and Chief Investment Officer
Clive R. Tobin	54	Executive Vice President of the Company and Chief Executive of Insurance Operations
Henry C.V. Keeling	51	Executive Vice President of the Company and Chief Executive of Reinsurance Operations and Global Head of Business Services
Paul S. Giordano	43	Executive Vice President of the Company and Chief Executive of Financial Products and Services Operations
Anthony E. Beale	64	Senior Vice President, Head of Global Human Resources
Michael Esposito	66	Chairman
Cyril Rance	71	Director
Ellen E. Thrower	59	Director
Dale R. Comey	65	Director
John T. Thornton	68	Director
Joseph Mauriello	61	Director
Eugene M. McQuade	57	Director
Robert S. Parker	68	Director
Alan Z. Senter	64	Director

1  The address of each director and executive officer is c/o XL Capital Ltd, One Bermudiana Road, Hamilton, Bermuda HM11.

Brian M. O’Hara has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986, having previously served as Vice Chairman of the Company from 1987. He is Chairman of XL Insurance (Bermuda) Ltd and was Chief Executive Officer of XL Insurance (Bermuda) Ltd until 1998, having previously served as Chairman, President and Chief Executive Officer from 1994, President and Chief Executive Officer from 1992 and as President and Chief Operating Officer from 1986.

Fiona E. Luck has been Executive Vice President and Global Head of Corporate Services since November 2004 and Assistant Secretary since January 2002. From 1999 to 2004, Ms. Luck was Executive Vice President of Group Operations of the Company. Ms. Luck was previously employed at ACE Bermuda as Executive Vice President from 1998, and Senior Vice President from 1997. From 1992 to 1997, Ms. Luck was the Managing Director of the Marsh & McLennan Global Broking office in Bermuda.

Jerry M. de St. Paer has been Executive Vice President and Chief Financial Officer of the Company since February 2001. Mr. de St. Paer was appointed Treasurer and Assistant Secretary of the Company in January 2002. Mr. de St. Paer was previously Managing Director of Hudson International Advisors in New York. Prior to forming Hudson International in 1998, he served as Managing Director, Insurance at J.P. Morgan & Company, Inc. Mr. de St. Paer was previously employed at The Equitable (now AXA Financial Advisors), from 1986 until 1997, serving most recently as Senior Executive Vice President and Chief Financial Officer of The Equitable and as Executive Vice President of Strategic Studies and Development of the AXA Group.

Charles F. Barr has been Executive Vice President and General Counsel of the Company since November 2004, having previously served as General Counsel of X.L. America, Inc. from 2002. Before joining the Company, Mr. Barr was General Counsel of Benfield Blanch from 2000 to 2002. Mr. Barr was previously Senior Vice President, Secretary and General Counsel of General Re Corporation from 1994 to 2000 and Assistant General Counsel from 1989 to 1994. Prior to that he was Senior Vice President and General Counsel of General Accident Insurance Company of America from 1987 to 1989.

Christopher V. Greetham has been Executive Vice President of the Company since December 1998 and has served as Chief Investment Officer of the Company since 1996. Prior to joining the Company, Mr. Greetham served as Senior Vice President and Chief Financial Officer of OIL Insurance Ltd from 1982 to 1996 and as Vice President of Bankers Trust Company from 1975 to 1982.

Clive R. Tobin has been Executive Vice President and Chief Executive of Insurance Operations since April 2004. Mr. Tobin was President and Chief Executive of XL Winterthur International from February 2002, having previously served as Deputy Chief Executive and Chief Underwriting Officer of XL Winterthur International following the Company’s acquisition of the risk management business from Credit Suisse in 2001, and President and Chief Executive of XL Insurance (Bermuda) Ltd since July 1999. From 1995 to 1999, Mr. Tobin held a variety of senior management positions at XL. Prior to joining XL in 1995, Mr. Tobin served as President of Rockefeller Insurance Company and Acadia Risk Management Services, Inc., in New York. From 1979 to 1986, Mr. Tobin served as Vice President of Risk Management Services for Marsh & McLennan, Inc.

Henry C.V. Keeling was Executive Vice President of the Company (“EVP”) and Chief Executive of Reinsurance Operations from July 2000 until November 2004 when he was appointed EVP, Chief Executive of Reinsurance Operations and Global Head of Business Services, and January 2006 when he became EVP, Chief Global Head of Business Services and Chief Executive, Reinsurance Life Operations. Mr. Keeling was Chief Executive Officer of XL Re Ltd since August 1998. Mr. Keeling was President and Chief Operating and Underwriting Officer of Mid Ocean Re (now known as XL Re Ltd) from 1992 to 1998. He previously served as a director of Taylor Clayton (Underwriting Agencies) Ltd and deputy underwriter for Syndicate 51 at Lloyd’s from 1984 through 1992.

Paul S. Giordano has been Executive Vice President and Chief Executive of Financial Products and Services since November 2004. Mr. Giordano served as General Counsel of the Company from January 1997 to November 2004. Mr. Giordano was associated with Cleary, Gottlieb, Steen & Hamilton and Clifford Chance in New York and London prior to joining the Company.

Anthony E. Beale has been Senor Vice President, Head of Global Human Resources since he joined the Company in September 2000. Mr Beale was Managing Director at Santander Investment Securities from 1997 to 1999. Mr. Beale previously served as Managing Director of J.P. Morgan until 1997.

Michael P. Esposito, Jr., age 66, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd since March 2002. He has also served as a director of Annuity and Life Re (Holdings), Ltd. since 1997 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to December 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of the Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

Cyril Rance, age 71, has been a Director of the Company since 1990. Prior to his retirement, Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance has had a long and varied career in civic and government service and serves as a director of several investment, real estate, shipping and insurance companies located in Bermuda.

Ellen E. Thrower, age 59, has been a Director of the Company since 1995. Dr. Thrower has been Executive Director and Professor of Risk Management and Insurance at the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2001, and is President Emeritae of the College of Insurance, where she served as President and Chief Executive Officer from 1988 to 2001 (when the College of Insurance merged into St. John’s University). Dr. Thrower has also served as a director of SBLI USA Mutual Life Insurance Company, Inc. since 2004 and a director of United Educators Insurance since 1996.

Dale R. Comey, age 65, has been a Director of the Company since 2001. Mr. Comey is a director of St. Francis Hospital and Medical Center. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation.

John T. Thornton, age 68, has been a Director of the Company since 1988. Mr. Thornton is the Chairman of JT Investments Inc., a property and investment company that he founded in 1999. He has also been a director of Arcadia Resources, Inc. since June 2004. Mr. Thornton served as Executive Vice President and Chief Financial Officer of Wells Fargo & Company (formerly Norwest Corporation) from 1967 to 1998. Mr. Thornton also served as Executive Vice President and Financial Executive of Wells Fargo & Company from December 1998 until November 1999.

Joseph Mauriello, age 61, has been a Director of the Company since 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. Over the last 40 years at KPMG, Mr. Mauriello has held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant in New York and New Jersey and is a member of the American Institute of Certified Public Accountants. He is also a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, and a trustee of the St. Barnabas Medical Center in New Jersey since 2003.

Eugene M. McQuade, age 57, has been a Director of the Company since 2004. Mr. McQuade has been President and Chief Operating Officer of Federal Home Loan Mortgage Corp. (“Freddie Mac”) since September 2004 and a director of Freddie Mac since November 2004. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Robert S. Parker, age 68, has been a Director of the Company since 1992. Dr. Parker has been Dean Emeritus and the Robert S. Parker Chaired Professor of the McDonough School of Business at Georgetown University since 1998. He served as Dean and a Professor of the School of Business Administration at Georgetown University from 1986 to 1997. Dr. Parker has been a director of Middlesex Mutual Assurance Company since 1988.

Alan Z. Senter, age 64, has been a Director of the Company since 1986. Mr. Senter is the Chairman of AZ Senter Consulting LLC, a financial advisory firm that he founded in 1993. Mr. Senter served as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. (formerly NYNEX Corporation) from 1994 to 1997 and served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products from 1992 to 1994. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1989 to 1992.